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                                                                    EXHIBIT 10.9



  ITT DESTINATIONS, INC. ANNUAL PERFORMANCE-BASED INCENTIVE PLAN FOR EXECUTIVE
                                    OFFICERS


     The following is the text of the ITT Destinations, Inc. Annual Performance-Based Incentive Plan for Executive Officers:

1. PURPOSE


     This Annual Performance-Based Incentive Plan (the "Performance Plan") is designed to reward executive officers of ITT Destinations, Inc., a Nevada Corporation, and its subsidiaries (the "Corporation") for achieving performance objectives. The Performance Plan is intended to provide an incentive for superior performance and to motivate participating officers toward even higher achievement and business results, to tie their goals and interests to those of the Corporation and its shareholders, and to enable the Corporation to attract and retain highly qualified executive officers. The Performance Plan is also intended to secure the full deductibility of bonus compensation payable to the Corporation's Chief Executive Officer and the four highest compensated executive officers (collectively the "Covered Employees") whose compensation is required to be reported in the Corporation's proxy statement and all compensation payable hereunder to such persons is intended to qualify as "performance-based compensation" as described in Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended (the "Code").


2. ELIGIBILITY AND PARTICIPATION

     Only those executive officers of the Corporation who are officers at the level of senior vice president or above shall be eligible to participate in the Performance Plan. Prior to or at the time performance objectives are established for a "Performance Period", as defined below, the Compensation and Personnel Committee (the "Committee") of the Corporation's Board of Directors (the "Board") will designate in writing which executive officers among those who may be eligible to participate in the Performance Plan shall in fact be participants for such Performance Period.

3. PLAN YEAR, PERFORMANCE PERIODS AND PERFORMANCE OBJECTIVES

     The fiscal year of the Performance Plan (the "Plan Year") shall be the fiscal year beginning on January 1 and ending on December 31. The performance period (the "Performance Period") with respect to which bonuses may be payable under the Performance Plan shall generally be the Plan Year, provided that the Committee shall have the authority to designate different Performance Periods under the Performance Plan.

     Within the first ninety (90) days of each Performance Period the Committee shall establish in writing, with respect to such Performance Period, one or more performance goals, a specific target objective or objectives with respect to such performance goals and an objective formula or method for computing the amount of bonus compensation payable to each participant under the Performance Plan if the performance goals are attained. Notwithstanding the foregoing sentence, for any Performance Period, such goals, objectives and compensation formulae or methods must be established within that number of days, beginning on the first day of such Performance Period, which is no more than twenty-five percent (25%) of the total number of days in such Performance Period.

     Performance goals shall be based upon one or more of the following business criteria for the Corporation as a whole or any of its subsidiaries, operating divisions or other operating units: earnings before interest, taxes, depreciation and amortization ("EBITDA"), pre-tax operating income, earnings per share, return on equity, return on invested capital or assets, cost reductions and savings, return on sales or productivity improvements. In addition, to the extent consistent with the goal of providing for deductibility under Section 162(m) of the Code, performance goals may be based upon a participant's attainment of personal objectives with respect to any of the foregoing performance goals, negotiating transactions and sales, or developing long-term business goals. Measurements of the Corporation's or a participant's performance against the performance goals established by the Committee shall be objectively determinable and, to the extent they are expressed in
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standard accounting terms, they shall be determined according to generally accepted accounting principles ("GAAP") as in existence on the date on which the performance goals are established and without regard to any changes in such principles after such date.

4. DETERMINATION OF BONUS AWARDS

     As soon as practicable after the end of each Performance Period, the Committee shall certify in writing to what extent the Corporation and the participants have achieved the performance goals or goals for such Performance Period, including the specific target objective or objectives and the satisfaction of any other material terms of the bonus award and the Committee shall calculate the amount of each participant's bonus for such Performance Period based upon the performance goals, objectives and computation formulae or methods for such Performance Period. The Committee shall have no discretion to increase the amount of any participant's bonus as so determined, but may reduce the amount of or totally eliminate such bonus, if it determines, in its absolute and sole discretion, that such a reduction or elimination is appropriate in order to reflect the participant's performance or unanticipated factors.

     No participant's bonus for any Plan Year shall exceed the lesser of 200% of the participant's base annual salary as in effect as of the last day of such Plan Year or $4,000,000.

5. PAYMENT OF AWARDS

     Approved bonus awards shall be payable by the Corporation in cash to each participant, or to his estate in the event of his death, as soon as practicable after the end of each Performance Period and after the Committee has certified in writing that the relevant performance goals were achieved.

     A bonus award that would otherwise be payable to a participant who is not employed by the Corporation or one of its subsidiaries on the last day of a Performance Period shall be prorated, or not paid, in accordance with rules and regulations adopted by the Committee for the administration of the Performance Plan.

6. OTHER TERMS AND CONDITIONS

     Unless otherwise permitted under Section 162(m) of the Code, no bonus awards shall be paid under the Performance Plan unless and until the material terms (within the meaning of Section 162(m)(4)(C) of the Code) of the Performance Plan, including the business criteria described in the Performance Plan, are disclosed to the Corporation's shareholders and are approved by the shareholders by a majority of votes cast in person or by proxy (including abstentions to the extent abstentions are counted as voting under applicable state law).

     No person shall have any legal claim to be granted an award under the Performance Plan and the Committee shall have no obligation to treat participants uniformly. Except as may be otherwise required by law, bonus awards under the Performance Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary. Bonuses awarded under the Performance Plan shall be payable from the general assets of the Corporation and no participant shall have any claim with respect to any specific assets of the Corporation.

     Neither the Performance Plan nor any action taken under the Performance Plan shall be construed as giving any employee the right to be retained in the employ of the Corporation or any subsidiary or to maintain any participant's compensation at any level.


     The Corporation or any of its subsidiaries may deduct from any award any applicable withholding taxes or any amounts owed by the employee of the Corporation or any of its subsidiaries.


7. ADMINISTRATION

     All members of the Committee shall be persons who qualify as "outside directors" as defined under Section 162(m) of the Code. Until changed by the Board, the Compensation and Personnel Committee of the Board shall constitute the Committee hereunder.

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     The Committee shall have full power and authority to administer and interpret the provisions of the Performance Plan and to adopt such rules, regulations, agreements, guidelines and instruments for the administration of the Performance Plan and for the conduct of its business as the Committee deems necessary or advisable.

     Except with respect to matters which under Section 162(m)(4)(C) of the Code are required to be determined in the sole and absolute discretion of the Committee, the Committee shall have full power to delegate to any officer or employee of the Corporation the authority to administer and interpret the procedural aspects of the Performance Plan, subject to the Performance Plan's terms, including adopting and enforcing rules to decide procedural and administrative issues.

     The Committee may rely on opinions, reports or statements of officers or employees of the Corporation or any subsidiary thereof and of company counsel (inside or retained counsel), public accountants and other professional or expert persons.


     The Board reserves the right to amend or terminate the Performance Plan in whole or in part at any time. Unless otherwise prohibited by applicable law, any amendment required to conform the Performance Plan to the requirements of
Section 162(m) of the Code may be made by the Committee. No amendment may be made to the class of individuals who are eligible to participate in the Performance Plan, the performance criteria specified in Section 3 or the maximum bonus payable to any participant without shareholder approval unless shareholder approval is not required in order for bonuses paid to Covered Employees to constitute qualified performance-based compensation under Section 162(m) of the Code.


     No member of the Committee shall be liable for any action taken or omitted to be taken or for any determination made by him or her in good faith with respect to the Performance Plan, and the Corporation shall indemnify and hold harmless each member of the Committee against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of any act or omission in connection with the administration or interpretation of the Performance Plan, unless arising out of such person's own fraud or bad faith.

     The place of administration of the Performance Plan shall be in the State of New York and the validity, construction, interpretation, administration and effect of the Performance Plan and the rules, regulations and rights relating to the Performance Plan, shall be determined solely in accordance with the laws of the State of New York.

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